                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                           George Lovato, Jr. 505 265-6121

                        AMERICANA PUBLISHING, INC REPORTS
                    4TH QUARTER REVENUES AHEAD OF PROJECTIONS
                                    - - - - -
        Implementation of Various Initiatives Boost Interest in Company's
                             Library of Audio Books

ALBUQUERQUE,  N.M.,  -- November 20, 2003 --  Americana  Publishing,  Inc.  (OTC
Bulletin  Board:  APBH - News) today reported that fourth  quarter  revenues are running ahead of projections.

"At this point  revenues  are 85 percent of the  previous  quarter with about 40 days left in the fourth  quarter," said George Lovato,  Jr.,  chairman and chief executive officer of Americana Publishing.

The Company reported a profit of $52,000 before  depreciation and stock expenses in the third  quarter ended  September 30, 2003.  Lovato said the trend ahead of projections  is the  result  of  implementing  a number  of  initiatives  in the
Company's  business  plan.  Americana  launched a program  to sell  audio  books through trucking company,  launched a special edition collector series targeting truck stops,  sold off all excess  inventory,  announced it will publish a third installment  by popular  author  Cindy  Davis and  announced  it is in the final states of manuscript development for the long-anticipated book "Hiding Under The
Table," by addiction guru Dennis Henning.

The Company also  announced  recently  that it plans to roll out a CD audio book rental  program  where  truckers  will receive  discounts  for renting  multiple titles. It is also planning to start a DVD rental program next year.

"These  sales  initiatives  are working and we're  encouraged  about 2004," said
Lovato. "We are going to continue to keep the public informed about the progress of our soon-to-be-launched rental CD audio book and DVD movie rental programs."

According to the Audio Publishers Association, annual sales of audio books total nearly $2 billion,  with  approximately 42 million Americans  listening to audio books.

ABOUT AMERICANA PUBLISHING, INC.

Americana  Publishing,  Inc. is a vertically  integrated  multimedia  publishing company whose  primary  business is  publishing  and selling audio books,  print books and  electronic  books in a variety of genres.  Sales of its  products are conducted through the Internet as well as through a distribution network of more than 35,000 retail stores, libraries and truck stops.

The Private  Securities  Litigation  Reform Act of 1995 provides a "safe harbor"
for  forward-looking  statements.  Certain of the statements  contained  herein, which are not historical facts, are  forward-looking  statements with respect to
events,  the  occurrence  of  which  involve  risks  and  uncertainties.   These
forward-looking  statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the
Company is detailed  from time to time in the  Company's  reports filed with the
Securities and Exchange Commission.